Investor Relations Contact:
Leigh Salvo
(650) 314-1000
investor-relations@catapult.com

CATAPULT COMMUNICATIONS REPORTS RECORD REVENUES
FOR SECOND QUARTER OF FISCAL 2005

Mountain View, CA—April 21, 2005—Catapult Communications Corporation (Nasdaq: CATT) today reported record quarterly revenues for its second fiscal quarter ended March 31, 2005. Total revenues for the quarter were $19.1 million, a 10 percent increase over revenues of $17.2 million reported in the second quarter of fiscal 2004. Net income for the second fiscal quarter was $5.4 million, a 20 percent increase year over year. Diluted earnings per share were $0.36 compared to $0.32 in the prior year period.

Strong cash flow from operations during the quarter increased the Company’s cash, cash equivalents and short-term investment position by $8 million to $65 million at quarter end.

“Our record second quarter revenues reflect continued strong performance in Europe and further growth in our Rest of World region,” said Dr. Richard A. Karp, Catapult’s Chairman and CEO. “We also completed the first sale of our new Chameleon protocol analyzer during the quarter.”

BUSINESS OUTLOOK
“Looking ahead, however, current business conditions suggest caution,” Karp continued. “We currently expect that our revenues in the third fiscal quarter will remain unchanged from the prior year at $14.3 million and that diluted net income per share will be $0.14, reflecting the ongoing significant costs associated with Sarbanes-Oxley compliance as well as our investment in sales and development staff to facilitate future growth.”

Catapult Communications will be discussing its second quarter results on a conference call today, beginning at 5:15 p.m. Eastern/2:15 p.m. Pacific. Please dial (800) 901-5213 to access the conference call. International and local participants can dial (617) 786-2962. Please reference Catapult Communications or reservation number 85868728. The conference call will also be available on the Internet from the Investor section of the Company’s website.

A replay of this teleconference will be available on the Company’s website for one year following the conference call. A digital recording will also be available by telephone one hour after the completion of the conference call through midnight on April 28, 2005. To access the replay, please dial (888) 286-8010 or (617) 801-6888 and enter reservation number 25792248.

ABOUT CATAPULT
Catapult Communications is a leading supplier of advanced digital telecom test systems to global equipment manufacturers and service providers. The Catapult DCT2000® and MGTS® systems deliver superior high-end test solutions for hundreds of protocols and variants, spanning 3G, VoIP, GPRS, SS7, Intelligent Network, ATM, ISDN and other network environments. Catapult is headquartered at 160 South Whisman Road, Mountain View, CA. 94041, tel. 650-960-1025. International offices are located in the U.K., Germany, France, Finland, Canada, Japan, China and Australia.

FORWARD LOOKING STATEMENTS
The statement in this press release regarding the Company’s expected revenues and net income per share for its third fiscal quarter is a forward-looking statement. This statement is subject to various risks and uncertainties that could cause actual results to differ from those forecasted. Such risks include the Company’s dependence on a limited number of customers and the resulting effect of delays or cancellations by such customers of their orders; inability by the Company to meet its production and/or product development schedules; the demand for telecommunications equipment in general and, in particular, for software-based telecommunications test systems; and new and enhanced product offerings by competitors. For other factors that may cause actual results to differ from those projected, please refer to the Company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission.

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Catapult Communications Corporation
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	For the three months ended		For the six months ended
	March 31,		March 31,
	2005	2004	2005	2004
Revenues:
Products	$15,095	$13,931	$27,468	$22,352
Services	3,955	3,311	7,453	5,939

Total revenues	19,050	17,242	34,921	28,291

Cost of revenues:
Products	1,429	1,565	2,671	2,566
Services	852	911	1,673	1,631
Amortization of purchased technology	172	172	343	343

Total cost of revenues	2,453	2,648	4,687	4,540

Gross profit	16,597	14,594	30,234	23,751

Operating expenses:
Research and development	3,211	3,068	6,182	5,720
Sales and marketing	4,802	4,661	9,505	8,611
General and administrative	2,026	1,779	3,932	3,455

Total operating expenses	10,039	9,508	19,619	17,786

Operating income	6,558	5,086	10,615	5,965
Interest income	289	185	513	379
Interest expense	—	(87)		(175)
Other income (expense), net	(144)	58	(137)	162

Income before income taxes	6,703	5,242	10,991	6,331
Provision for income taxes	1,273	712	1,748	886

Net income	$5,430	$4,530	$9,243	$5,445

Net income per share:
Basic	$0.37	$0.35	$0.63	$0.42

Diluted	0.36	0.32	0.61	0.39

Shares used in per share calculation:
Basic	14,676	13,000	14,637	12,952

Diluted	15,103	14,570	15,129	14,425

Catapult Communications Corporation
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	September 30,
	2005	2004
ASSETS
Current Assets:
Cash, cash equivalents and short-term investments	$64,684	$52,670
Accounts receivable, net	12,623	10,110
Inventories	2,550	2,380
Other current assets	2,507	2,623

Total current assets	82,364	67,783
Property and equipment, net	2,234	2,640
Goodwill and other intangibles	53,955	54,466
Other assets	3,299	3,382

Total assets	$141,852	$128,271

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$7,050	$7,048
Deferred revenue	7,425	5,388

Total current liabilities	14,475	12,436
Deferred revenue long term portion	373	70

Total liabilities	14,848	12,506

Total stockholders’ equity	127,004	115,765

Total liabilities and
stockholders’ equity	$141,852	$128,271